The  shareholders  of MFS High Income Fund, a series of MFS Series  Trust III, held a special  meeting of
shareholders on February 15, 2008. Shareholders represented in person or by proxy voted as follows:

Proposal 1:       To approve an  amendment to the current  Master  Distribution
  Plan adopted  pursuant to
Rule 12b-1 under the  Investment  Company Act of 1940, as amended,  with respect to Class R1 Shares of the
Fund.

-------- ----------------------- ----------------------- -------------------
          Number of Dollars       % of Outstanding        % of Dollars Voted
                                                   Dollars
-------- ----------------------- ----------------------- -------------------
----- ----------------------- ----------------------- -------------------
Affirmative            $742,885.72                 59.143%             80.232%
----- ----------------------- ----------------------- -------------------
------- ----------------------- ----------------------- -------------------
Against                   $0.00                   .000%               .000%
-------- ----------------------- ----------------------- -------------------
--- ----------------------- ----------------------- -------------------
Abstain             $183,034.59                 14.571%             19.768%
--------------------------- ----------------------- -------------------
--- ----------------------- ----------------------- -------------------
TOTAL              $925,920.31                 73.714%            100.000%
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